May 2010

Preliminary Terms No. 370 Registration Statement No. 333-156423 Dated April 27, 2010 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Equity LASERSSM Based on the Financial Select Sector SPDR® Fund due May 24, 2013
Equity LeAding StockmarkEt Return Securities
The Equity LASERS, which we refer to as the LASERS, will pay an amount in cash at maturity that may be greater than, equal to or less than the stated principal amount depending on (i) the share closing price of the underlying shares on the valuation date and (ii) the share price of the underlying shares at all times from but excluding the pricing date to and including the valuation date.  If the share price of the underlying shares does not decline to or below 75% of its initial price at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), you will receive, in addition to the principal, a return based on the greater of the share percent change and the specified fixed percentage.  However, if the share price of the underlying shares declines to or below 75% of its initial price at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), the payment at maturity will be solely based on the share percent change and, therefore, you will be fully exposed to the negative performance of the underlying shares on the valuation date.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  The LASERS are senior unsecured obligations of Morgan Stanley, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS (see “Commissions and Issue Price” below)
Pricing date:	May , 2010
Original issue date:	May , 2010 (3 business days after the pricing date)
Maturity date:	May 24, 2013
Underlying shares:	Financial Select Sector SPDR® Fund
Payment at maturity:	$10 + share return amount. This payment may be greater than, equal to or less than the stated principal amount.
Share return amount:
If the share price is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), the share return amount will equal:
$10 x [the greater of (i) the share percent change and (ii) the fixed percentage]
If the share price is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), the share return amount will equal:
$10 x the share percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	10% to 15%. The actual fixed percentage will be determined on the pricing date.
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	The share closing price of one underlying share on the pricing date
Final share price:	The share closing price of one underlying share on the valuation date times the adjustment factor
Downside threshold value:	75% of the initial share price
Valuation date:	May 21, 2013, subject to adjustment for non-trading days and certain market disruption events
Adjustment factor:	A number which is initially 1.0 and will be subject to adjustment for certain events affecting the underlying shares
CUSIP:	61759G208
ISIN:	US61759G2084
Listing:	The LASERS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$10	$0.30	$9.70
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 8 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each LASERS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 8.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for LASERS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for LASERS dated February 23, 2010
Prospectus dated December 23, 2008

THE LASERS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0210002

Equity LASERSSM Based on the Financial Select Sector SPDR® Fund due May 24, 2013
Equity LeAding StockmarkEt Return Securities

Investment Overview
Equity LeAding StockmarkEt Return Securities
The LASERS Based on the Financial Select Sector SPDR® Fund Due May 24, 2013 (the “LASERS”) can be used:

▪	To gain exposure to the underlying shares and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss and potentially outperform the underlying shares for a certain range of performance of the underlying shares due to the fixed percentage if the share price of the underlying shares does not decline to or below 75% of the initial share price, which we refer to as the downside threshold value, at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day)

The LASERS are exposed to the performance (whether negative or positive) of the Financial Select Sector SPDR® Fund, but have a fixed percentage payable at maturity if the share price of the underlying shares is greater than the downside threshold value at all times during the three-year period from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day).  There is no minimum payment at maturity on the LASERS.

Maturity:	3 years

Payment Scenario 1:
If the share price of the underlying shares is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date, you will receive a full return of principal at maturity plus a return based on the greater of (i) the share percent change and (ii) a fixed percentage of 10% to 15% (3.33% to 5.00% per annum), to be determined on the pricing date.

Payment Scenario 2:
If the share price of the underlying shares is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date and the final share price is less than the initial share price, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the share percent change, which will be negative.  The payment you receive will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

Payment Scenario 3:
If the share price of the underlying shares is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date but the underlying shares recover so that the final share price is greater than the initial share price, you will receive a full return of principal at maturity plus a return based on the share percent change, which will be positive, but you will not receive the benefit of the fixed percentage.

Principal protection:	None

May 2010	Page 2

Equity LASERSSM Based on the Financial Select Sector SPDR® Fund due May 24, 2013
Equity LeAding StockmarkEt Return Securities

Financial Select Sector SPDR® Fund Overview

The Financial Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR® Trust, a registered investment company.  The Select Sector SPDR® Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR® Fund.  The Financial Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The Financial Select Sector Index is calculated and disseminated by NYSE Arca, Inc., and is designed to provide an effective representation of the financial sector of the S&P 500® Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance, real estate investment trusts (REITs), thrift & mortgage finance, consumer finance and real estate management and development.

Information as of market close on April 22, 2010:

Bloomberg Ticker Symbol:	XLF
Current Share Price:	$16.73
52 Weeks Ago:	$10.25
52 Week Intraday High (on 5/31/2007):	$38.15
52 Week Intraday Low (on 3/6/2009):	$5.88

Financial Select Sector SPDR® Fund Intraday High, Low, Last Prices January 1, 2005 to April 22, 2010

May 2010	Page 3

Equity LASERSSM Based on the Financial Select Sector SPDR® Fund due May 24, 2013
Equity LeAding StockmarkEt Return Securities

Key Investment Rationale
This 3-year investment offers a potential return at maturity based on full participation in the increase or decrease in the share price of the underlying shares and limited protection from loss if the share price of the underlying shares is greater than 75% of the initial share price, which we refer to as the downside threshold value, at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day).

Best Case Scenario
The share price of the underlying shares is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day) and, at maturity, the LASERS redeem for the stated principal amount of $10 plus $10 times the greater of (i) the share percent change and (ii) a fixed percentage of 10% to 15% (3.33% to 5.00% per annum), to be determined on the pricing date.

Worst Case Scenario
The share price of the underlying shares is less than or equal to the downside threshold value at least once during the period from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day) and the final share price is less than the initial share price and, at maturity, the LASERS redeem for less than the stated principal amount by an amount proportionate to the decline in the price of the underlying shares.  This amount will be less, and may be significantly less, than the $10 stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Summary of Selected Key Risks (see page 13)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will not benefit from the fixed percentage if the downside threshold value is reached at any time.

▪	The market price of the LASERS may be influenced by many unpredictable factors.

▪	The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.

▪	The LASERS will not be listed on any securities exchange and secondary trading may be limited.

▪	Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the value of the LASERS.

▪	Investing in the LASERS is not equivalent to investing in the underlying shares.

▪	The underlying shares and the Financial Select Sector Index are different.

▪	The antidilution adjustments do not cover every event that could affect the shares of the Financial Select Sector SPDR® Fund.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.

▪	The U.S. federal income tax consequences of an investment in the LASERS are uncertain.

May 2010	Page 4

Equity LASERSSM Based on the Financial Select Sector SPDR® Fund due May 24, 2013
Equity LeAding StockmarkEt Return Securities

Fact Sheet
The LASERS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for LASERS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on (i) the share closing price on the valuation date and (ii) whether the share price of the underlying shares have declined to or below the downside threshold value at any time from but excluding the pricing date to and including the valuation date.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.  “LASERSSM” is a registered service mark of Citigroup Global Markets Inc.  Used under license.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2010	May , 2010 (3 business days after the pricing date)	May 24, 2013 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Financial Select Sector SPDR® Fund
Aggregate principal amount:	$
Issue price:	$10 per LASERS
Stated principal amount:	$10 per LASERS
Denominations:	$10 per LASERS and integral multiples thereof
Interest:	None
Payment at maturity:	$10 + share return amount. This payment may be greater than, equal to or less than the stated principal amount.
Share return amount:
If the share price is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), the share return amount will be positive and will equal:
$10 x [the greater of (x) the share percent change and (y) the fixed percentage]
If the share price is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), the share return amount will equal:
$10 x the share percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero. There is no minimum payment at maturity on the LASERS.

Fixed percentage:	10% to 15%. The actual fixed percentage will be determined on the pricing date.
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	The share closing price of one underlying share on the pricing date
Final share price:	The share closing price of one underlying share on the valuation date as published under the Bloomberg ticker symbol “XLF” or any successor symbol times the adjustment factor
Downside threshold value:	75% of the initial share price
Valuation date:	May 21, 2013, subject to adjustment for non-trading days and certain market disruption events
Adjustment factor:	A number which is initially 1.0 and will be subject to adjustment for certain events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed until the second business day following the valuation date as postponed.

Listing:	The LASERS will not be listed on any securities exchange.
Risk factors:	Please see “Risk Factors” beginning on page 13.

May 2010	Page 5

Equity LASERSSM Based on the Financial Select Sector SPDR® Fund due May 24, 2013
Equity LeAding StockmarkEt Return Securities

General Information
CUSIP:	61759G208
ISIN:	US61759G2084
Minimum ticketing size:	100 LASERS
Tax considerations:
Although the issuer believes that, under current law, the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the LASERS.

Assuming this treatment of the LASERS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for LASERS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the LASERS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LASERS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of the LASERS should be long-term capital gain or loss if the U.S. Holder has held the LASERS for more than one year at such time.

Because the LASERS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the LASERS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the LASERS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for LASERS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the LASERS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the LASERS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.

May 2010	Page 6

Equity LASERSSM Based on the Financial Select Sector SPDR® Fund due May 24, 2013
Equity LeAding StockmarkEt Return Securities

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the LASERS by taking positions in the underlying shares, futures and options contracts on the underlying shares, and in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the share closing price of the underlying shares on the pricing date, and, accordingly, the share price above which the underlying shares must remain so that the downside threshold value is not reached and, if the downside threshold value is reached, could increase the share closing price at which the underlying shares must be on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the LASERS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LASERS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LASERS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LASERS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the LASERS.

Because we may be considered a party in interest with respect to many Plans, the LASERS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LASERS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LASERS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

May 2010	Page 7

Equity LASERSSM Based on the Financial Select Sector SPDR® Fund due May 24, 2013
Equity LeAding StockmarkEt Return Securities

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LASERS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any LASERS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of LASERS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the LASERS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each LASERS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.30	<$1MM
$9.95	$0.25	≥$1MM and <$3MM
$9.925	$0.225	≥$3MM and <$5MM
$9.90	$0.20	≥$5MM

This offering summary represents a summary of the terms and conditions of the LASERS.  We encourage you to read the accompanying prospectus supplement for LASERS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2010	Page 8

Equity LASERSSM Based on the Financial Select Sector SPDR® Fund due May 24, 2013
Equity LeAding StockmarkEt Return Securities

Hypothetical Payments on the LASERS at Maturity

The following table illustrates the return on the LASERS and the payment at maturity for a range of hypothetical percentage changes in the final share price, depending on whether or not the share price of the underlying shares has declined to or below the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day).  The table below is based on the following hypothetical values:

Stated principal amount:	$10.00
Hypothetical initial share price:	$16.60
Hypothetical downside threshold value:	$12.45 (75% of the hypothetical initial share price)
Hypothetical fixed percentage:	13%

Final Share Price	Underlying Share Return	Downside threshold value has NOT been reached		Downside threshold value has been reached*
		Return on LASERS	Payment at Maturity	Return on LASERS	Payment at Maturity
$33.20	100.00%	100.00%	$20.00	100.00%	$20.00
$31.54	90.00%	90.00%	$19.00	90.00%	$19.00
$29.88	80.00%	80.00%	$18.00	80.00%	$18.00
$28.22	70.00%	70.00%	$17.00	70.00%	$17.00
$26.56	60.00%	60.00%	$16.00	60.00%	$16.00
$24.90	50.00%	50.00%	$15.00	50.00%	$15.00
$23.24	40.00%	40.00%	$14.00	40.00%	$14.00
$21.58	30.00%	30.00%	$13.00	30.00%	$13.00
$19.92	20.00%	20.00%	$12.00	20.00%	$12.00
$19.09	15.00%	15.00%	$11.50	15.00%	$11.50
$18.26	10.00%	13.00%	$11.30	10.00%	$11.00
$17.43	5.00%	13.00%	$11.30	5.00%	$10.50
$16.60	0.00%	13.00%	$11.30	0.00%	$10.00
$15.77	-5.00%	13.00%	$11.30	-5.00%	$9.50
$14.94	-10.00%	13.00%	$11.30	-10.00%	$9.00
$14.11	-15.00%	13.00%	$11.30	-15.00%	$8.50
$13.28	-20.00%	13.00%	$11.30	-20.00%	$8.00
$12.47	-24.90%	13.00%	$11.30	-24.90%	$7.51
$12.45	-25.00%	N/A	N/A	-25.00%	$7.50
$11.62	-30.00%	N/A	N/A	-30.00%	$7.00
$9.96	-40.00%	N/A	N/A	-40.00%	$6.00
$8.30	-50.00%	N/A	N/A	-50.00%	$5.00
$6.64	-60.00%	N/A	N/A	-60.00%	$4.00
$4.98	-70.00%	N/A	N/A	-70.00%	$3.00
$3.32	-80.00%	N/A	N/A	-80.00%	$2.00
$1.66	-90.00%	N/A	N/A	-90.00%	$1.00
$0.00	-100.00%	N/A	N/A	-100.00%	$0.00
* In the scenario where the downside threshold value has been reached, the share closing price of the underlying shares will need to recover by the valuation date to a level higher than the initial share price in order for investors to receive a payment at maturity that exceeds the stated principal amount of the LASERS.

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Hypothetical Examples of the Amount Payable at Maturity

The examples below illustrate how the payment at maturity on the LASERS is calculated and are based on the following terms:

Stated principal amount:	$10.00
Hypothetical initial share price:	$16.60
Hypothetical downside threshold value:	$12.45 (75% of the hypothetical initial share price)
Hypothetical fixed percentage:	13%

EXAMPLE 1: Downside threshold value has NOT been reached and the underlying shares appreciate

The share price of the underlying shares is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), and the final share price is higher than the initial share price by 20%.

Hypothetical final share price	=	$19.92
Share percent change	=	(final share price – initial share price) / initial share price
	=	($19.92 – $16.60) / $16.60
	=	20%
Share return amount	=	stated principal amount x [the greater of (i) share percent change and (ii) fixed percentage]
	=	$10.00 x 20%
	=	$2.00
Payment at maturity	=	stated principal amount + share return amount
	=	$10.00 + $2.00
	=	$12.00

Payment at maturity = $12.00

EXAMPLE 2: Downside threshold value has NOT been reached and the underlying shares decline

The share price of the underlying shares is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), and the final share price is lower than the initial share price by 20%.

Hypothetical final share price	=	$13.28
Share percent change	=	(final share price – initial share price) / initial share price
	=	($13.28 – $16.60) / $16.60
	=	–20%
Share return amount	=	stated principal amount x [the greater of (i) share percent change and (ii) fixed percentage]
	=	$10.00 x 13%
	=	$1.30
Payment at maturity	=	stated principal amount + share return amount
	=	$10.00 + $1.30
	=	$11.30

Payment at maturity = $11.30

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EXAMPLE 3: Downside threshold value has been reached and the underlying shares decline

The share price of the underlying shares was less than or equal to the downside threshold value at one time during the period from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), and the final share level is lower than the initial share level by 50%.

Hypothetical final share price	=	$8.30
Share percent change	=	(final share price – initial share price) / initial share price
	=	($8.30 – $16.60) / $16.60
	=	–50%
Share return amount	=	stated principal amount x share percent change
	=	$10.00 x (–50%)
	=	–$5.00
Payment at maturity	=	stated principal amount + share return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the share return amount is negative.
	=	$10.00 + (–$5.00)
	=	$5.00

Payment at maturity = $5.00

EXAMPLE 4: Downside threshold value has been reached but the underlying shares recover to appreciate

The share price of the underlying shares was less than or equal to the downside threshold value at one time during the period from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day); however, the underlying shares have subsequently recovered and the final share price is higher than the initial share price by 10%.

Hypothetical final share price	=	$18.26
Share percent change	=	(final share price – initial share price) / initial share price
	=	($18.26 – $16.60) / $16.60
	=	10%
Share return amount	=	stated principal amount x share percent change
	=	$10.00 x 10%
	=	$1.00
Payment at maturity	=	stated principal amount + share return amount
	=	$10.00 + $1.00
	=	$11.00

Payment at maturity = $11.00

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of LASERS that they hold a payment equal to the sum of the stated principal amount and a share return amount.  The share return amount may be positive, zero or negative.

If the share price of the underlying shares is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), the share return amount will be positive and will equal:

$10 × [the greater of (x) share percent change and (y) fixed percentage]

where,

share percent change	=

initial share price	=	The share closing price of one underlying share on the pricing date

final share price	=	The share closing price of one underlying share on the valuation date

downside threshold value	=	75% of the initial share price

fixed percentage	=	10% to 15% (3.33% to 5.00% per annum), to be determined on the pricing date

If the share price of the underlying shares is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), the share return amount will equal:

$10    x   share percent change

If the final share price is less than the initial share price, the share return amount will be negative and the payment at maturity will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the accompanying prospectus supplement for LASERS.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the LASERS.

▪
LASERS do not pay interest or guarantee return of principal.  The terms of the LASERS differ from those of ordinary debt securities in that the LASERS do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the share price of the underlying shares is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day) and the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each LASERS by an amount proportionate to the decrease in the share closing price of the underlying shares from the initial share price to the final share price. There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

▪
You will not benefit from the fixed percentage if the downside threshold value is reached.  If the share price of the underlying shares is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any trading day), the payment at maturity will solely depend on the share closing price of the underlying shares on the valuation date and, accordingly, you will lose the benefit of the minimum return based on the fixed percentage of 10% to 15%.  As a result, you will be exposed on a 1 to 1 basis to any decline in the share closing price of the underlying shares.

▪
Market price of the LASERS may be influenced by many unpredictable factors.  Several factors will influence the value of the LASERS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the LASERS in the secondary market, including: the trading price, volatility and dividend yield of the underlying shares, whether the downside threshold value has been reached, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per LASERS if you try to sell your LASERS prior to maturity.

▪
The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the LASERS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

▪
The LASERS will not be listed on any securities exchange and secondary trading may be limited.  The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

▪
Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the value of the LASERS.  SSgA Funds Management, Inc., which we refer to as SSgA, is the investment adviser to the Financial Select Sector SPDR® Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to

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as S&P, from the universe of companies represented by the S&P 500® Index.  The Financial Select Sector Index is calculated and disseminated by NYSE Arca, Inc.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR® Fund.  Any of these actions could adversely affect the share price of the underlying shares and, consequently, the value of the LASERS.

▪
Investing in the LASERS is not equivalent to investing in the underlying shares.  Investing in the LASERS is not equivalent to investing in the underlying shares, the Financial Select Sector Index or the stocks that constitute the Financial Select Sector Index.  Investors in the LASERS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to shares of the Financial Select Sector SPDR® Fund or the stocks composing the Financial Select Sector Index.

▪
The underlying shares and the Financial Select Sector Index are different. The performance of the underlying shares may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR® Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.  It is also possible that the Financial Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA may invest up to 5% of the Financial Select Sector SPDR® Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Financial Select Sector SPDR® Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the LASERS may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.  One or more of our subsidiaries expect to carry out hedging activities related to the LASERS (and possibly to other instruments linked to the underlying shares or to the Financial Select Sector Index), including trading in the underlying shares and in other instruments linked to the underlying shares or the Financial Select Sector Index.  Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the Financial Select Sector Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the share above which the underlying shares must remain so that the downside threshold value is not reached and, if the downside threshold value is reached, could increase the closing share price at which the underlying shares must be on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the LASERS.  Additionally, such hedging or trading activities during the term of the LASERS, including on the valuation date, could adversely affect the share price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.  As calculation agent, MS & Co. will determine the initial share price, the final share price, whether the share price has declined to or below the downside threshold value at any time during the period from but excluding the pricing date to and including the valuation date, and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the Financial Select Sector Index, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the LASERS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the LASERS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the LASERS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  Because the LASERS provide for the return of principal except where the underlying share price declines to or below the downside threshold value, the risk that they would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares
The Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the LASERS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the LASERS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the LASERS at the time we price the LASERS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the LASERS and therefore the trading prices of the LASERS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the LASERS under the securities laws.  As a purchaser of the LASERS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The LASERS are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the LASERS or any member of the public regarding the advisability of investing in the LASERS.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the LASERS.

The Financial Select Sector Index.  The Financial Select Sector Index is calculated and disseminated by NYSE Arca, Inc., and is designed to provide an effective representation of the financial sector of the S&P 500® Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance, real estate investment trusts (REITs), thrift & mortgage finance, consumer finance and real estate management and development.  For additional information about the Financial Select Sector Index, see the information set forth under “Underlying Indices and Underlying Index Publishers Information––Financial Select Sector Index” in the accompanying prospectus supplement for PLUS.

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Historical Information

The following table sets forth the published high and low share closing prices, as well as end-of-quarter share closing prices, of the shares of the Financial Select Sector SPDR® Fund for each quarter in the period from January 1, 2005 through April 22, 2010.  The share closing price of the shares of the Financial Select Sector SPDR® Fund on April 22, 2010 was $16.73.  We obtained the information in the table below from Bloomberg Financial Markets without independent verification.  The historical share closing prices of the shares of the Financial Select Sector SPDR® Fund should not be taken as an indication of future performance, and no assurance can be given as to the share closing price of the shares of the Financial Select Sector SPDR® Fund on the valuation date or the share price during the term of the LASERS.

Financial Select Sector SPDR® Fund (CUSIP 81369Y605)	High	Low	Period End
2005
First Quarter	30.61	28.11	28.42
Second Quarter	29.64	27.68	29.47
Third Quarter	30.34	29.05	29.50
Fourth Quarter	32.46	28.60	31.69
2006
First Quarter	33.17	31.33	32.54
Second Quarter	34.17	31.49	32.30
Third Quarter	34.76	31.64	34.68
Fourth Quarter	37.12	34.54	36.74
2007
First Quarter	37.94	34.67	35.52
Second Quarter	38.00	35.34	36.02
Third Quarter	36.76	32.15	34.20
Fourth Quarter	35.83	28.19	28.98
2008
First Quarter	29.50	23.40	24.85
Second Quarter	27.67	20.20	20.20
Third Quarter	22.64	17.18	19.96
Fourth Quarter	20.58	9.39	12.62
2009
First Quarter	12.69	6.20	8.81
Second Quarter	13.02	9.06	11.97
Third Quarter	15.34	11.10	14.94
Fourth Quarter	15.71	14.02	14.39
2010
First Quarter	16.02	13.66	15.97
Second Quarter (through April 22, 2010)	17.05	16.08	16.73

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